Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (the “Contract”) is entered into as of the 20th day of October, 2022 in the city of Montréal by and between Nora Pharma Inc., a legal person duly constituted under the laws of the Province of Quebec, (the “Corporation”), Malek Chamoun, resident and domiciled at 1730 rue Saint-Patrick, apt. 601, Montréal, Quebec (the “Employee”)(the Corporation and the Employee together the “Parties”, and each a “Party”) and to which intervenes Sunshine Biopharma Inc. (the “Purchaser”).

RECITALS

A.	Pursuant to a share purchase agreement (the “Purchase Agreement”) dated October 20, 2022, among the Purchaser, the Employee and the Corporation, the Purchaser has acquired all of the issued and outstanding shares of the Corporation (the “Acquisition”);

B.	Immediately prior to the consummation of the Acquisition, the Employee was shareholder and seller under the terms of the Purchase Agreement, in addition to being employed by the Corporation in the position of chief executive officer;

C.	Immediately following the consummation of the Acquisition, the Corporation desires to employ the Employee, and the Employee desires to accept such employment by the Corporation, on and subject to the terms, conditions and covenants in this Contract, which terms, conditions and covenants shall wholly replace and supersede any prior employment contract or terms and conditions of employment (whether written, oral or implied) between the Employee and the Corporation (the “Prior Employment”);

D.	The Parties wish to fully and irrevocably settle all matters related to the Prior Employment and the termination of such employment immediately prior to the consummation of the Acquisition; and

E.	The Employee expressly consents to all terms and conditions herein.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Preamble

The preamble is an integral part hereof.

2.	Title and Functions

2.1	The Corporation shall retain the Employee's services as President (“President”).

2.2	The Employee shall report to the Chief Executive Officer of Purchaser, being the parent of the Corporation, or any other person designated by the Corporation, including but not limited to the Purchaser’s Board of Directors.

2.3	The Employee shall respect the internal rules and the code of ethics of the Purchaser and the Corporation that are currently in place and which may be adopted from time to time.

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2.4	The Employee shall, for the duration of this Contract, work for the benefit and under the guidance of the Purchaser and Corporation, always act in the Purchaser and Corporation's best interest and fulfill with care and to the best of his ability and with loyalty, dedication and diligence all his obligations, functions and assignments inherent to the position of President as well as any other corporate function that he is able to execute and that is appropriate given his abilities, as well as complying with the rules, policies and instructions that the Purchaser and the Corporation, acting reasonably, may give him from time to time.

3.	Exclusivity and Loyalty

The Employee shall devote his full time and his efforts to the Corporation's affairs; he may not, without the Purchaser or Corporation's authorization, pursue any other commercial activity outside of the Corporation, with the exception of activities directly related to his passive investments and to charitable, community and recreational activities, as long as such activities in the aggregate do not interfere or conflict with the Employee’s duties or create a potential business conflict of interest.

4.	Term

The Employee is engaged for an indeterminate period effective as of October 20, 2022.

5.	Salary

In consideration of the services provided to the Corporation by the Employee under the terms and conditions of this Contract, the Corporation undertakes to pay the Employee the following remuneration:

(a)	The Corporation shall pay the Employee an annual salary of $125,000, (the “Base Salary”) less any applicable deductions. The Base Salary shall be paid in accordance with the Corporation’s current payroll practices. Given the nature of the Employee’s position, the Employee’s Base Salary encompasses all of his hours of work, including any hour worked beyond the normal work week and, consequently, the Employee will not be eligible for overtime pay. The Base Salary shall be subject to a 3% annual increase starting on January 1, 2023 and on each January 1st thereafter.

(b)	The Employee shall be entitled to an annual bonus equal to 5% of the difference between the Bonus Period Gross Sales and the prior year Gross Sales (“Bonus”), except for the first Bonus which shall be calculated as the difference between the First Bonus Period Gross Sales and the 2022 Gross Sales. For the purpose of this Agreement, “Gross Sales” means the total sales of the Corporation, unadjusted for the costs related to generating those sales; “Bonus Period” means the period between January 1st and December 31st of each year. except for the first Bonus Period after the signature of this Agreement which shall be the period between October 20, 2022 and December 31, 2022 (“First Bonus Period”); and “2022 Gross Sales” means the Gross Sales of the Corporation for the financial year ended on June 30, 2022, as per its notice-to-reader financial statements. In case of termination of employment by the Corporation or by the Employee in accordance with the terms of this Agreement, the Bonus shall be calculated on a pro rata basis to the number of months up to the date of termination. The Bonus shall be payable by the Corporation within 30 days following the financial statements of Target being final for each Earn-Out Period (as defined in the Purchase Agreement).

The Employee shall not earn a Bonus unless he is actively employed by the Corporation on the date when such Bonus becomes payable.

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(c)	The Employee shall be eligible to participate in the Purchaser’s employee incentive plan (“Incentive Plan”) (if or when implemented) which may include stock options, retirement plan, bonus plan, profit sharing, dental insurance and other benefits which may be included in such plan. Participation in the Incentive Plan is subject to the terms and conditions of such plan, which can be amended, modified or terminated, from time to time, at the entire discretion of the Purchaser.

6.	Annual Leave

The Employee is entitled to four (4) weeks of paid vacation per year. Vacation time shall not be carried over from one year to the next, and any unused vacation at the end of the vacation reference year shall be paid to the Employee at the Employee’s Base Salary rate.

7.	Benefits

The Employee shall be entitled to participate in the Corporation’s benefit plans which the Corporation may offer to its employees, including any health plan, salary continuation plan, life insurance plan or retirement plan, if any, the whole in accordance with the terms and conditions set forth in the plans. The Corporation may modify or terminate any employee benefits plan at any time, at its sole discretion, without advance notice.

8.	Expenses

The Employee shall be entitled to the reimbursement of the reasonable expenses incurred in the execution of his functions, upon presentation of receipts or other supporting documentation, the whole in accordance with the Corporation’s policies as determined from time to time at its sole discretion.

9.	Intellectual Property

9.1	For the purposes of this section:

(a)	“Intellectual Property” means all ideas, research, discoveries, inventions, improvements, methods, formulas and trade-marks, and all of the concepts, designs, programs, software, trade names and secrets, copyrights, patents, products, computer objects or source codes, plans, writings or any other form of registered or unregistered intellectual property initiated, designed, created, invented, reduced to practice, discovered, accomplished or produced by the Employee (in whole or in part, either alone or jointly with others) in the course of performing employment duties with the Employer, or where such intellectual property is based upon or utilizes in any way any Confidential Information.

(b)	“Works” means any discovery, improvement, invention, innovation, process, topography, code, software, knowhow, recipe, technology, formula, drawing or design, product specification, material and equipment, process development, computer program, including any documents regardless of the medium, invented, discovered, drafted, designed or created by the Employee, alone or in collaboration with any person, in whole or in part, in the course of performing employment duties with the Employer.

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9.2	Given the Employee’s employment with the Corporation, all Works and Intellectual Property which the Employee might invent, discover, draft or design during his employment with the Corporation shall be the exclusive property of the Corporation and the Employee hereby assigns any right he might have in such Works or any Intellectual Property to the Corporation.

9.3	It is understood that the Employee shall not, without the Corporation’s prior written consent, use the Works or Intellectual Property for his own personal benefit, commercially exploit them or otherwise grant any license to said Works or Intellectual Property to anyone.

9.4	With respect to Works or other Intellectual Property made or designed by the Employee during his employment with the Corporation, the Employee undertakes to:

(i)	Promptly disclose and describe such Works and Intellectual Property in writing;

(ii)	Assign and agree to assign in the future, without further compensation from the Corporation (but at the Corporation’s expense), upon request and in the manner prescribed by the Corporation, all of his rights, titles and interests in and to said Works and Intellectual Property in any country whatsoever, whether or not such Works and Intellectual Property are subject to patent or to copyright registration. Furthermore, the Employee waives and undertakes to waive, as required by the Corporation, any moral right related to the Works and Intellectual Property that might be the subject matter thereof, in favour of the Corporation; and

(iii)	Promptly deliver to the Corporation, upon request and in the manner prescribed by the Corporation without further compensation (but at the Corporation’s expense), any written documentation relating to the Works and the Intellectual Property; and provide any and all help or assistance required by the Corporation to enable it or any person designated by it to protect or exploit said Works and Intellectual Property in any country whatsoever.

(iv)	Execute any documents or applications as may be reasonably deemed necessary or appropriate by the Corporation in order to confirm the Corporation’s ownership of, and title to, or rights and interest in and to the Works and Intellectual Property as well as any goodwill attaching thereto or to maintain the validity of any trademark, patent design or other right of the Corporation.

9.5	The Employee acknowledges that all the Works and Intellectual Property which he shall produce for the benefit of the Corporation, alone or in collaboration with any Person, shall be original works and shall not breach any intellectual property right or confidential information belonging to a former employer or a third party, or any legal or contractual obligation in favour of any former employer or third party.

10.	Confidentiality

10.1	The Employee recognizes that, in the context of his work, information of confidential or strategic nature relative to the exploitation and business of the Corporation can be communicated to him, notably and without limiting the scope of what precedes, any information or knowledge pertaining to technological and trade secrets, inventions, patents, licenses, manufacturing or production process, computer code, know-how, contracts, clients, contacts or administrative or financial management of the Corporation (“Confidential Information”). The Employee acknowledges that this Confidential Information may never be used to the detriment of the Corporation.

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10.2	The Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person other than in the course of the Employee’s assigned duties and for the benefit of the Corporation, either during the course of his employment or at any time thereafter, any Confidential Information or strategic information. Upon termination of any kind, the Employee agrees to return to the Corporation any Confidential Information or strategic information he acquired while working for the Corporation.

11.	Non-Competition

11.1	The Employee shall not, in the course of his employment and for an additional period of eighteen (18) months following the termination of his employment for any reason, directly or indirectly, own, manage operate, control, be employed (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, in the activities of the commercialization of prescription drugs, behind-the-counter, over-the-counter and on-the-shelves drugs and supplements within the territory of Canada. The Employee recognizes that this non-competition provision shall apply in addition to and notwithstanding any other non-competition agreement entered into between the Parties.

11.2	The Employee acknowledges that any breach of the covenants of this Section 11 will result in immediate and irreparable injury to the Corporation and, accordingly, consents to the application of injunctive or other equitable relief and/or specific performance for the benefit of the Corporation as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which the Corporation may be entitled hereunder, including, without limitation, monetary damages.

12.	Non-Solicitation

12.1	The Employee recognizes that in the course of his employment, the identity of other employees and clients of the Corporation will be revealed to him, that he will be able to establish privileged business relations with the latter and that the use of this information for the means of competition will result in serious prejudice to the Corporation.

12.2	The Employee recognizes that, during the course of his employment and for an additional period of eighteen (18) months following the termination of his employment for any reason, he will not, without the consent of the Corporation, directly or indirectly, in any manner whatsoever, whether as principal, agent, employee or otherwise, individually or in conjunction with any person, solicit any client of the Corporation or any prospective client of the Corporation (which prospective clients were known by the Employee in the twelve (12) months preceding the termination of his employment).

12.3	The Employee also agrees and undertakes, during the course his employment and for an additional period of eighteen (18) months following the termination of his employment for any reason, not to hire, solicit the services or encourage the departure of an employee of the Corporation or recommend any of them to another person for employment purposes.

12.4	The Employee acknowledges that any breach of the covenants of this Section 12 will result in immediate and irreparable injury to the Corporation and, accordingly, acknowledges that the Corporation will be entitled to seek from any court having jurisdiction under Section 17.4, injunctive or other equitable relief and/or specific performance for the benefit of the Corporation as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which the Corporation may be entitled hereunder, including, without limitation, monetary damages.

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13.	Non-Disparagement

The Employee shall not disparage the Corporation or any of its officers and employees during or after his employment with the Corporation.

14.	Termination of Employment

14.1	The Parties acknowledge and expressly agree that this Contract and the employment relationship stemming therefore shall terminate upon the death or in the event of the Employee’s disability, the whole without further notice or indemnity in lieu of notice or any indemnity whatsoever.

For the purposes of this Section 14.1, “disability” means any medical condition whatsoever which leads to the Employee’s absence from his duties for a continuous period of twenty-six (26) weeks without the Employee being able to resume the performance of his duties on a full-time basis upon the expiry of any such period. Unsuccessful attempts to return to work for a period of less than fifteen (15) days shall not interrupt the calculation of such twenty-six (26) week period.

14.2	The Corporation may terminate the Employee’s employment in its absolute discretion without serious reason by giving the Employee notice or payment in lieu of notice of termination in accordance with applicable law.

14.3	The Corporation may terminate the Employee’s employment for serious reason, on simple notice to the Employee from the Corporation, the whole without further notice or indemnity in lieu of notice or any indemnity whatsoever, upon the occurrence of any of the situations described below:

(a)	Inebriation, intoxication or any illegal drug use by the Employee while performing duties;

(b)	Theft, fraud or embezzlement or any other material act of dishonesty;

(c)	Conviction of a crime (other than a violation of the Highway Safety Code or any minor malfeasance not relevant to the Corporation’s Business);

(d)	Any act of willful negligence or intentional misconduct on the part of the Employee;

(e)	Any false declaration at the time of hire or voluntary omission of facts that, had they been known, would have impeded the hiring of the Employee;

(f)	Any material breach of the Contract not remedied within ten (10) days of receipt of a written notice (provided, however, that no notice shall be given where the Employee breaches any of the restrictive covenants under Sections 3, 9, 10, 11, 12 and 13);

(g)	A material breach of the rules, practices and policies of the Corporation; and

(h)	Any event, fact or circumstance which, at law, constitutes just and sufficient cause or serious reason.

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14.4	If the Employee wishes to resign from his functions, he must give written notice to the Corporation of at least three (3) months before the expected date of departure. The Employee agrees to provide reasonable assistance to ease the transition in favour of his successor, as may be requested by the Corporation.

14.5	The Employee agrees, should his employment be terminated, to immediately return to the Corporation or destroy, at the discretion of the Corporation, any documentation, including information on any computer medium, and equipment belonging to the Corporation that he may have in his possession and to sign a declaration to that effect.

15.	Release and Discharge

In consideration of the terms and conditions contained in this Contract and the Purchase Agreement, the Employee hereby fully and irrevocably releases and discharges the Corporation, and its shareholders, directors, officers, agents, attorneys and employees, from all liabilities, accounts, covenants, agreements, obligations, costs, expenses, actions, causes of action, suits, demands, debts, damages or any other claims (collectively “Claims”) whatsoever that the Employee now has or may hereafter have and in any way arising out of the Prior Employment, any course, matter, event or occurrence, known or unknown, or any other thing whatsoever existing up to the date of this release, including, without limitation, all Claims in respect of moneys advanced, loans, salaries, wages, benefits, vacations, stock options, bonuses, retirement or pension allowances, fees, participation in profits or earnings, dividends or other remuneration whether existing by law, contract, undertaking, resolution, by-law or otherwise, but except for accrued but unpaid salary and incurred but un-reimbursed out-of-pocket expenses for the period immediately prior to the date of this Agreement.

16.	Notice

16.1	All notices, requests, demands and other communications hereunder shall be either (i) delivered in person, (ii) sent by overnight courier service or other express commercial delivery service, or (iii) sent by email with confirmation of receipt, i.e. email having been opened and read and, in each case, addressed as follows:

(a)	If to the Corporation:

Nora Pharma Inc.

1565 boul. Lionel-Boulet

Varennes (Québec) J3X1P7

Email: steve.slilaty@sunshinebiopharma.com
Attention: Steve N. Slilaty

(b)	If to the Employee:

Malek Chamoun
1730 rue Saint-Patrick, apt. 601

Montréal (Quebec) H3K 2H2

Email: malek.chamoun@hec.ca

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16.2	All notices, requests, instructions or documents given to any Party in accordance with this Section 16 shall be deemed to have been given or made (i) on the date of delivery, if delivered in person, and if sent by email, (ii) on the first (1st) Business Day following timely delivery to a national overnight courier service; or (iii) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

16.3	Any Party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 15.

17.	General Provisions

17.1	This Contract forms the entire agreement between the Corporation and the Employee with respect to his employment and supersedes all prior agreements, discussions, negotiations and representations, whether oral or written, related to its subject matter.

17.2	No amendment to the provisions of this Contract is valid unless made in writing and signed by the Parties.

17.3	Each provision hereof is distinct and severable from each other provision, such that any decision by a court that invalidates any provision hereof does not affect the validity of each other provision or its executory nature.

17.4	This Contract is governed by the laws of the Province of Quebec and the laws of Canada applicable therein. The Parties submit to the exclusive jurisdiction of the courts of the Province of Quebec, district of Montréal.

17.5	The Parties acknowledge having freely consented to this Contract after having verified all the facts and circumstances liable to influence their decision with respect thereto. The Parties acknowledge having had ample time to obtain legal advice to evaluate the nature and extent of this Contract and their rights after having been invited to do the same and having done so.

17.6	The Parties acknowledge that they have requested and are satisfied that this Contract and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

[Remainder of the page intentionally left blank, signature page follows]

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SIGNED at the place and on the date first mentioned above.

NORA PHARMA INC.

By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, director

/s/ Malek Chamoun
MALEK CHAMOUN

INTERVENTION

The undersigned is intervening to this Agreement for the purpose of (i) declaring that it has read and understood this Agreement; and (ii) confirming that it will fulfill in a timely manner all of its obligations, directly or indirectly, under this Agreement.

SUNSHINE BIOPHARMA INC.

By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, CEO

[Signature page – Employment Agreement Malek Chamoun]

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